Exhibit 5.1

May 9, 2023
Ballard Power Systems Inc. 9000 Glenlyon Parkway Burnaby, BC V5J 5J8 Canada

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Ballard Power Systems Inc. (the "Company"), a British Columbia company, in connection with the registration statement on Form S-8 (the "Registration Statement") filed on the date hereof with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an additional 6,000,000 common shares without par value in the capital of the Company (the "Plan Shares"), which may be issued to participants pursuant to awards granted or that may be granted under (i) the Company's Consolidated Share Option Plan (the "Option Plan") and (ii) the Company's Consolidated Share Distribution Plan (the "Share Distribution Plan", and together with the Option Plan, the "Plans").

We understand that the Company has issued options under the Option Plan entitling the holders thereof to acquire certain Plan Shares (the "Outstanding Plan Shares") and that the Company may issue additional options or deferred share units or performance share units under the Plans to acquire additional Plan Shares (the "Available Plan Shares").

For the purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plans, the form of grant agreement representing the options issued under the Option Plan (the "Certificates"). We have assumed that the actual agreements representing the options issued under the Option Plan are in the same form as the forms provided to us for review referenced above. For the purposes of this opinion, we have also relied upon the certificate of an officer of the Company as to factual matters (the "Officer's Certificate") and certifying among other things:

(a)	the certificate of incorporation, articles and notice of articles of the Company; and

(b)	certain resolutions passed by the Board and the compensation committee of the Company relating to the Registration Statement, the Plans, and the options issued under the Option Plan;

and have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We have relied upon the Registration Statement, the Plans, the Certificates and the Officer's Certificate without independent investigation of the matters provided for therein for the purpose of providing our opinions expressed below. We have not conducted any independent enquiries or investigations in respect of the opinions provided hereunder.

In examining the Officer's Certificate and in providing our opinions below we have assumed that: all individuals had the requisite legal capacity; all signatures are genuine; all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; all facts set forth in the Officer's Certificate are complete, true and accurate.

Our opinions are expressed only with respect to the laws of the Province of British Columbia and the laws of Canada applicable therein. We express no opinion as to any effect of U.S. federal, state, municipal or other laws. Our opinions are expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Where our opinion below refers to the Plan Shares as being "fully-paid and non-assessable", such opinion assumes that all required consideration (in whatever form) has been or will be paid to or provided to the Company. No opinion is expressed as to the adequacy of any consideration received.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that:

1.	The issuance of the Outstanding Plan Shares has been duly and properly authorized, and the Outstanding Plan Shares will, upon the due and proper exercise of options in accordance with the terms of the Option Plan, be validly issued as fully paid and non-assessable common shares of the Company; and
2.	The Available Plan Shares will, upon:
a.	the grant of one or more options under the Plans, the allotment for issuance of Available Plan Shares under such options, and the fixing of a price for such Available Plan Shares in accordance with the applicable Plans, by the board of directors of the Company (the "Board") and receipt by the Company of payment in full for each such Available Plan Share to be issued and the issuance of such Available Plan Shares in accordance with the terms of the applicable Plans; and/or

b.	the grant of one or more deferred share units or performance share units under the Plans, the allotment for issuance of Available Plan Shares pursuant to such deferred share units or performance share units by the Board and the issuance of such Available Plan Shares in accordance with the terms of the applicable Plans, will be duly and properly authorized and be validly issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not agree that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP